 Item 26h.ii.c.

AMENDMENT TO PARTICIPATION AGREEMENT
Among
TRANSAMERICA LIFE INSURANCE COMPANY,
(
PIMCO VARIABLE INSURANCE TRUST,
and
ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

This Amendment dated May 30, 2010 to the Participation Agreement dated July 1, 1999, as amended between Transamerica Life Insurance Company, (f.k.a. PFL Life Insurance Company) (the “Company”), PIMCO Variable Insurance Trust (the “Fund”) and Allianz Global Investors Distributors LLC (f.k.a. Pimco Funds Distributors LLC) (“the “Underwriter”) is effective as of July 1, 2010.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, Transamerica Life Insurance Company, (f.k.a. PFL Life Insurance Company) (the “Company”), PIMCO Variable Insurance Trust (the “Fund”) and Allianz Global Investors Distributors LLC (f.k.a. PIMCO Funds Distributors LLC) (“the “Underwriter”), have entered into a Participation Agreement (“the Agreement”) dated July 1, 1999 and desire to adjust certain provisions of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the parties do hereby agree to amend the Agreement as follows:

“Schedule A of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached to this Amendment.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. In the event of a conflict between the Agreement and this Amendment, it is understood and agreed that the provisions of this Amendment shall control.

Effective date:                                May 30, 2010

TRANSAMERICA LIFE INSURANCE	PIMCO VARIABLE INSURANCE
COMPANY,                                                                                 TRUST
(f.k.a. PFL Life Insurance Company)

By:   /s/ Arthur D. Woods                                                        By: /s/ Peter G. Strelow

Name: Arthur D. Woods                                                           Name:  Peter G. Strelow

Title:   Vice President                                                                 Title:    Vice President

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:/s/ Steven B. Plump

Name:  Steven B. Plump

Title:    Managing Director

SCHEDULE A

PIMCO Variable Insurance Trust Portfolios:

Short Duration Bond Portfolios
■	Money Market Portfolio (Institutional Class)
■	Short-Term Portfolio (Institutional Class)
■	Low Duration Portfolio (Institutional Class)

Intermediate Duration Bond Portfolios
■	Real Return Portfolio (Institutional Class)
■	CommodityRealReturn® Strategy Portfolio (Administrative Class)
■	Total Return Portfolio (Institutional Class)
■	High Yield Portfolio (Institutional Class)

Long Duration Bond Portfolios
■	Long-Term U.S. Government Bond Portfolio (Institutional Class)

International Bond Portfolio
■	Global Bond Portfolio (Administrative and Institutional Class)
■	Foreign Bond Portfolio (Unhedged) (Administrative Class)
■	Foreign Bond Portfolio (U.S. Dollar Hedged) (Institutional Class)
■	Emerging Markets Bond Portfolio (Administrative Class)

Asset Allocation Portfolios
■	Global Multi-Asset Portfolio (Administrative Class)
■	All Asset Portfolio (Administrative and Institutional Class)

Name of Separate Account and Date Established by Board of Directors:	Contract Funded by Separate Account:
PFL Corporate Account One; August 10, 1998 (1940 Act Exclusion)	Advantage V Variable Adjustable Life Insurance Policy (1933 Act Exempt)
Transamerica Corporate Separate Account Sixteen; June 16, 2003	Advantage X Variable Adjustable Life Insurance Policy
Transamerica Separate Account R3 November 23, 2009	Advantage R3 Variable Adjustable Life Insurance Policy

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